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EXHIBIT 99.2

June 6, 2003

Factory Card & Party Outlet Corp.
2727 Diehl Road
Naperville, Illinois 60563

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Factory Card & Party Outlet Corp. and subsidiary for the three-month period ended May 3, 2003 (Successor Company operations), the one-month period ended May 4, 2002 (Successor Company operations), and the two-month period ended April 6, 2002 (Predecessor Company operations), as indicated in our report dated June 6, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 3, 2003, is incorporated by reference in Registration Statement No. 36-3652087 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
Chicago, Illinois

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